Exhibit 99.1
Oceaneering Announces Record First Quarter Earnings
April 29, 2009 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) today reported record first quarter earnings for the period ended March 31, 2009. On revenue of $435 million, Oceaneering generated net income of $44.3 million, or $0.80 per share. During the corresponding period in 2008, Oceaneering reported revenue of $436 million and net income of $41.3 million, or $0.73 per share as restated.
Year-over-year, quarterly earnings increased due to growth in Remotely Operated Vehicles (ROV) and Subsea Projects operating profits.
Summary of Results
(in thousands, except per share amounts)

	Three months ended
	March 31,		Dec. 31,
	2009	2008	2008
Revenue	$435,100	$435,815	$525,691
Gross Margin	105,802	98,666	120,248
Operating Income	69,380	64,770	81,626
Net Income	44,345	41,279	51,009

Net Income Attributable to Diluted Common Shares	43,991	40,849	50,465
Weighted Average Number of Diluted Common Shares *	54,863	55,668	54,726
Diluted Earnings Per Share *	$0.80	$0.73	$0.92

*	2008 period amounts have been restated to comply with new accounting requirements.
Sequentially, quarterly earnings declined largely due to a seasonal reduction in demand for our ROV and Subsea Projects services, and a lower operating income performance by Subsea Products. The Subsea Projects decrease was also attributable to an exceptionally good performance in the fourth quarter of 2008. The Subsea Products reduction in operating income was mainly the result of a decline in demand for ROV tooling and lower umbilical plant throughput.
T. Jay Collins, President and Chief Executive Officer, stated, “It is a great accomplishment to have record first quarter results to report at a time when many companies in the oilfield services industry are experiencing a sharp downturn in demand. This is a tribute to our business focus on deepwater and subsea completion activity and our expertise in underwater platform and pipeline repair.

“First quarter results were above our guidance range as our ROV and Subsea Projects businesses achieved operating income that surpassed our expectations. ROV performance was attributable to exceptional execution, which resulted in lower than anticipated operating expenses. During the quarter we put six new vehicles into service to meet market demand and, at the end of March 2009, had 233 ROVs in our fleet, compared to 212 a year ago. Subsea Projects exceeded our projection as a result of performing more deepwater installation work and shallow water diving projects on hurricane damaged facilities.
“In light of our better than expected first quarter earnings performance, we are raising the bottom of our 2009 EPS guidance range by $0.10, resulting in a range of $3.10 to $3.60. Much uncertainty remains in predicting the rate of subsea field development order flow. Given our first quarter performance and outlook for the rest of the year, we are now anticipating that our EPS in 2009 will not follow our historical quarterly pattern.
“Our outlook for the year remains basically the same as we discussed during our last earnings release conference call. Relative to 2008, we anticipate achieving profit growth from our ROV business and declines in operating income from the rest of our oilfield business operations. While we are achieving efficiency gains in our Subsea Products manufacturing processes, these will likely not offset anticipated 2009 demand declines for our product lines. For the second quarter of 2009, we are forecasting EPS of $0.75 to $0.85.
“In 2009, we anticipate generating $285 million to $320 million of cash flow, simply defined as net income plus depreciation and amortization expense. This projected cash flow and our existing revolving debt availability should give us ample liquidity to fund our estimated $175 million of capital expenditures and repay the $105 million of debt scheduled to mature this year. During the quarter we generated $72 million of cash flow and our capital expenditures were $45 million, of which $37 million was in support of growing our ROV fleet. Additionally, we prepaid $25 million of our 2009 debt maturities.
“Our earnings before interest, taxes, and depreciation and amortization expense (EBITDA) were $98 million for the quarter. For the year 2009, we expect to generate EBITDA in the range of $385 million to $440 million.
“As of March 31, 2009, we had $200 million of debt and $200 million available under our credit facilities. With $1.0 billion of equity on our balance sheet, our debt-to-capitalization percentage was 16%.
“Looking longer term, our belief remains unchanged that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates. Deepwater is one of the best frontiers for adding large hydrocarbon reserves with high production flow rates at relatively low per barrel finding and development costs. Therefore, we anticipate demand for our deepwater services and products will remain promising for the next several years.”
Statements in this press release that express a belief, expectation or intention are forward looking. The forward-looking statements in this press release include the statements concerning Oceaneering’s: 2009 EPS guidance range of $3.10 to $3.60; anticipation that its 2009 EPS will not follow its historical quarterly pattern; anticipation of achieving, relative to 2008, profit growth from its ROV business and declines in operating income from the rest of its oilfield business operations; expectation that efficiency gains in its Subsea Products manufacturing processes will likely not offset anticipated demand declines for its product lines; second quarter 2009 EPS of $0.75 to $0.85; anticipation of generating $285 million to $320 million of cash flow, as defined, in 2009; expectation that capital expenditures will be approximately $175 million in 2009; expectation of ample liquidity from projected cash flow and existing revolving debt availability, which will be available to fund its estimated capital expenditures and repay its debt scheduled to mature in 2009; expectation of generating EBITDA in the range of $385 million to $440 million for the year 2009; belief that the oil and gas industry will continue to invest in deepwater to counteract high existing reservoir depletion rates; and anticipation that demand for its deepwater services and products will remain promising for the next several years. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: industry conditions; prices of crude oil and natural gas; Oceaneering’s ability to obtain, and the timing of, new projects; and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Oceaneering’s latest annual report on Form 10-K and its subsequent filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934.
Oceaneering is a global oilfield provider of engineered services and products primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.
For further information, please contact Jack Jurkoshek, Director Investor Relations, Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670; Fax 713-329-4653; E-Mail investorrelations@oceaneering.com. A live webcast of the Company’s earnings release conference call, scheduled for Thursday, April 30, 2009 at 10:00 a.m. Central, can be accessed at www.oceaneering.com/index.asp.
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OCEANEERING INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Mar. 31, 2009	Dec. 31, 2008
	(in thousands)
ASSETS
Current Assets (including cash and cash equivalents of $24,795 and $11,200)	$722,589	$747,705
Net Property and Equipment	715,953	697,430
Other Assets	223,094	224,885

TOTAL ASSETS	$1,661,636	$1,670,020

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$315,450	$357,327
Long-term Debt	200,000	229,000
Other Long-term Liabilities	123,747	116,039
Shareholders’ Equity	1,022,439	967,654

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,661,636	$1,670,020

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2009	2008	2008
	(in thousands, except per share amounts)
Revenue	$435,100	$435,815	$525,691
Cost of services and products	329,298	337,149	405,443

Gross Margin	105,802	98,666	120,248
Selling, general and administrative expense	36,422	33,896	38,622

Income from Operations	69,380	64,770	81,626
Interest income	135	131	395
Interest expense	(2,381)	(3,309)	(3,603)
Equity earnings of unconsolidated affiliates, net	883	841	22
Other income (expense), net	206	1,074	597

Income before Income Taxes	68,223	63,507	79,037
Provision for income taxes	23,878	22,228	28,028

Net Income	$44,345	$41,279	$51,009

Net Income Attributable to Diluted Common Shares	$43,991	$40,849	$50,465
Weighted Average Number of Diluted Common Shares*	54,863	55,668	54,726
Diluted Earnings per Share *	$0.80	$0.73	$0.92

*	2008 period amounts have been restated to comply with new accounting requirements.
The above Condensed Consolidated Balance Sheets and Condensed Consolidated Statements of Income should be read in conjunction with the
Company’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SEGMENT INFORMATION

	For the Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2009	2008	2008
	($ in thousands)
Remotely Operated Vehicles
Revenue	$155,598	$144,729	$160,253
Gross margin	$55,704	$48,629	$60,809
Operating income	$48,796	$41,497	$52,891
Operating margin %	31%	29%	33%
Days available	20,671	19,232	20,649
Utilization	80%	80%	82%

Subsea Products
Revenue	$114,924	$138,518	$171,129
Gross margin	$29,511	$32,594	$35,356
Operating income	$15,788	$20,717	$22,189
Operating margin %	14%	15%	13%
Backlog	$282,000	$353,000	$298,000

Subsea Projects
Revenue	$62,997	$47,614	$90,312
Gross margin	$19,394	$14,040	$26,735
Operating income	$17,160	$12,133	$24,034
Operating margin %	27%	25%	27%

Inspection
Revenue	$49,073	$59,551	$56,253
Gross margin	$10,351	$11,587	$10,275
Operating income	$6,630	$7,537	$5,973
Operating margin %	14%	13%	11%

Mobile Offshore Production Systems
Revenue	$8,766	$10,033	$9,389
Gross margin	$2,719	$2,670	$(2,049)
Operating income (loss)	$2,333	$2,254	$(2,418)
Operating margin %	27%	22%	-26%

Advanced Technologies
Revenue	$43,742	$35,370	$38,355
Gross margin	$4,949	$4,934	$4,433
Operating income	$2,053	$2,105	$1,450
Operating margin %	5%	6%	4%

Unallocated Expenses
Gross margin	$(16,826)	$(15,788)	$(15,311)
Operating income	$(23,380)	$(21,473)	$(22,493)

TOTAL
Revenue	$435,100	$435,815	$525,691
Gross margin	$105,802	$98,666	$120,248
Operating income	$69,380	$64,770	$81,626
Operating margin %	16%	15%	16%

SELECTED CASH FLOW INFORMATION
Capital expenditures, including acquisitions	$45,387	$87,824	$53,850
Depreciation and Amortization, including impairment charge	$28,023	$26,499	$33,022

RECONCILIATION of GAAP to NON-GAAP FINANCIAL INFORMATION

	For the Three Months Ended
	Mar. 31,	Mar. 31,	Dec. 31,
	2009	2008	2008
	($ in thousands)
Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA)
Net Income	$44,345	$41,279	$51,009
Depreciation and Amortization	28,023	26,499	33,022

Subtotal	72,368	67,778	84,031

Interest Income/Expense, Net	2,246	3,178	3,208
Provision for Income Taxes	23,878	22,228	28,028

EBITDA	$98,492	$93,184	$115,267

	2009 Estimates
	Low	High
	($ in thousands)
Net Income	$170,000	$200,000
Depreciation and Amortization	115,000	120,000

Subtotal	285,000	320,000

Interest Income/Expense, Net	10,000	10,000
Provision for Income Taxes	90,000	110,000

EBITDA	$385,000	$440,000